As filed with the Securities and Exchange Commission on May 19, 1999

                                                     Registration No. 333-76957


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ---------------------------------

                            POST-EFFECTIVE AMENDMENT
                                    NO. 1 TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ---------------------------------


                             RARE MEDIUM GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


               Delaware                                     23-2368845
    -------------------------------                     -------------------
    (State or other jurisdiction of                      (I.R.S. Employer
     incorporation or organization)                     Identification No.)


                         44 West 18th Street, 6th Floor
                            New York, New York 10011
                                 (212) 634-6950
          -------------------------------------------------------------
          (Address and telephone number of Principal Executive Offices)


              Rare Medium Group, Inc. 1998 Long-Term Incentive Plan
              -----------------------------------------------------
                            (Full title of the Plan)


              Stock Option Agreement dated April 15, 1998 between
                         Registrant and Glenn S. Meyers
              ---------------------------------------------------
                            (Full title of the Plan)


                             Richard P. Jaffe, Esq.
                   Mesirov Gelman Jaffe Cramer & Jamieson, LLP
                               1735 Market Street
                           Philadelphia PA 19103-7598
                                 (215) 994-1046
            ---------------------------------------------------------
            (Name, address and telephone number of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                                     PART I

                                RESALE PROSPECTUS

PROSPECTUS

                                2,150,000 Shares

                             RARE MEDIUM GROUP, INC.

                                  COMMON STOCK
                             ----------------------



     This prospectus relates to the offer for sale from time to time of up to 2,150,000 shares of common stock of Rare Medium Group, Inc. by the holders of stock options to purchase shares of common stock whose names are listed under the heading "Selling Securityholders" beginning on Page 18. We will not receive any portion of the proceeds from the resale of the shares acquired upon exercise of the options by the selling securityholders.

     Our common stock is listed on the Nasdaq National Market under the symbol RRRR. On May 17, 1999, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $14-7/8 per share.

     Investing in our common stock involves a high degree of risk. For a discussion of certain factors you should consider in connection with any decision to purchase shares in this offering please see "Risk Factors" beginning on page 3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                  The date of this prospectus is May 19, 1999.

                                TABLE OF CONTENTS


RISK FACTORS...................................................................3
THE COMPANY...................................................................13
RECENT DEVELOPMENTS...........................................................13
SELLING SECURITYHOLDERS.......................................................18
PLAN OF DISTRIBUTION..........................................................19
USE OF PROCEEDS...............................................................20
LEGAL MATTERS.................................................................21
EXPERTS.......................................................................21
WHERE YOU CAN GET MORE INFORMATION............................................21
INCORPORATION OF DOCUMENTS BY REFERENCE.......................................22
FORWARD-LOOKING STATEMENTS....................................................23

                                  RISK FACTORS

     Investing in our common stock is very risky. In deciding whether to invest, you should carefully consider the following risk factors, in addition to the other information in this prospectus and information incorporated into this prospectus by reference. Any one of the following risks could result in a material adverse effect on our business, results of operation, financial condition and the market price of our common stock.

The Rare Medium Business Has a Limited Operating History, Which Makes it More Difficult to Predict Whether or Not We Will be Successful.

     We acquired Rare Medium, Inc. on April 15, 1998. As a result of such acquisition, we have changed our overall operations to focus solely on the business of providing Internet professional services and other Internet related products and services. Moreover, Rare Medium, Inc. itself was founded in September 1995. With a very limited operating history on which to evaluate Rare Medium, Inc.'s business and prospects, it is more difficult for you to predict whether or not we will be successful. On a pro-forma basis, we had revenue in 1998 and 1997 of $5,829,819 and $3,856,233, respectively, and losses from operations of $18,392,883 in 1998 and $5,612,174 in 1997. You should evaluate our chances of financial and operational success in view of the risks, uncertainties, delays and difficulties associated with starting a new business many of which may be beyond our control. There is no assurance that we will be successful in meeting the challenges and addressing the risks that we face in a new and rapidly expanding market such as Internet professional services and other Internet related products and services. In addition, our business strategy has been evolving and is expected to continue to evolve. There can be no assurance that our strategy will be successful or that it will meet the demands created by changing industry conditions and competition.

There Can Be No Assurance That We Will Achieve or Sustain Profitability.

     Although we have experienced revenue growth ($5,829,819 in 1998 versus $3,856,233 in 1997 on a pro-forma basis), this growth may not be sustainable or indicative of future operating results. In addition, we have incurred substantial costs to expand and integrate our operations (an $18,392,883 loss from operations in 1998 and a $5,612,174 loss from operations in 1997 on a pro forma basis) and we intend to continue to invest heavily in acquisitions, infrastructure and marketing. Our ongoing integration costs will include the combination of the financial, information and communications systems of the various companies that we have acquired and expect to acquire. Our ongoing expansion costs will include the leasing of additional office space and the purchase and leasing of new computer and communications equipment. As a result of these and other costs, we may continue to incur operating losses through 1999 and beyond, and there can be no assurance that we will achieve or sustain profitability.

Our Ability to Obtain Additional Financing in Order to Meet Our Future Capital Needs is Uncertain.

     We have entered into definitive agreements with Apollo Investment Fund IV, L.P. and several other purchasers to raise $87.0 million in equity capital through the issuance of $15 million of Series A Convertible Preferred Stock and $72 million of Series B Preferred Stock, and we expect to close on the transaction contemplated by such agreements on or before May 31, 1999, subject to the satisfaction of closing conditions. The $72 million received as consideration for the Series B Preferred Stock will be held in escrow following closing pending receipt of stockholder approval of the conversion of the Series B Preferred Stock into Series A Convertible Preferred Stock, as required by the agreements with the purchasers and by the Nasdaq National Market listing rules. If such stockholder approval is not obtained within 120 days after closing, the purchasers will have the right to cause us to redeem the Series B Preferred Stock and have the $72 million held in escrow returned to them. There can be no assurance that the closing conditions will be satisfied or that such transaction will be consummated or, if consummated, that we would obtain such stockholder approval. If we fail to consummate such equity transaction, we will need to sell additional equity or debt securities or seek credit facilities within twelve months in order to fund our capital requirements and to satisfy our debt obligations to several former stockholders of Rare Medium, Inc. in the years 2000 and 2001. In addition, if we fail to consummate such transaction or consummate the transaction but fail to obtain stockholder approval of the conversion of the Series B Preferred Stock into Series A Convertible Preferred Stock, we could need to raise additional funds sooner in order to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. We have not entered into any other agreements to raise additional funds and in the event we fail to consummate the transaction contemplated by the agreements with Apollo Investment Fund IV, L.P. and the other purchasers, we may not be able to borrow money or issue more shares of common stock to meet our cash needs, or if we could complete another transaction, it may not be on terms that are favorable or reasonable from our prospective. Sales of additional equity or convertible debt securities, including in the event the transaction with Apollo Investment Fund IV, L.P. and the other purchasers is consummated, would result in additional dilution to our stockholders. Future liquidity and capital requirements will depend upon numerous factors, including the success of our existing and new service offerings and competing technological and market developments. There can be no assurance that future funding, if needed, will be available, or, if available, will be under terms acceptable to us. See "Recent Developments - Agreement with Apollo Investments Fund IV, L.P."

Delisting of Our Common Stock From Trading on the Nasdaq National Market Would Reduce Marketability of Our Shares.

     Since our common stock was trading at or below the minimum $5.00 per share closing bid price requirement for continued listing on the Nasdaq National Market during 1998 and earlier this year, and since we did not have net tangible assets of at least $4 million, we received notice from Nasdaq that we must take steps to come into compliance with the Nasdaq National Market listing standards or our common stock will be delisted from the Nasdaq National Market. A hearing with Nasdaq was held on February 4, 1999. We proposed a plan to

Nasdaq which we believe should enable us to remain listed on the Nasdaq National Market. On April 22, 1999, we were notified by Nasdaq that it had determined to continue the listing of our common stock on the Nasdaq National Market, provided that on or before June 30, 1999 we conduct our 1999 Annual Meeting of Stockholders and consummate the equity transaction contemplated with Apollo Investment Fund IV, L.P. In the event we fail to meet these requirements, and we are not otherwise in compliance with the Nasdaq listing requirements, Nasdaq may consider us for continued listing on the Nasdaq Small Cap Market or may determine to delist us. Further, if we consummate the equity transaction contemplated by the agreements with Apollo Investment Fund IV, L.P. and the other purchasers but fail to obtain stockholder approval of the conversion of the Series B Preferred Stock issued in such transaction into Series A Convertible Preferred Stock as required by the agreements with such purchasers and by the Nasdaq National Market listing rules, we may be delisted from the Nasdaq National Market. In the event we are unable to maintain our listing on the Nasdaq National Market, we currently meet the listing standards for, and would seek to apply for, listing on the Nasdaq Small Cap Market. There can be no assurance, however, that such an application would be approved. In the event we were unable to list our common stock on the Nasdaq Small Cap Market or any other exchange at such time, there would be no established trading market for our common stock except as may be established in the National Association of Securities Dealers Inc.'s OTC Bulletin Board Service or in the "pink sheets," which would have a material adverse effect on the liquidity and market price of our common stock.

Our Acquisition Strategy May Not Produce the Desired Results.

     A key component of our growth strategy is to acquire Internet related businesses, that complement or enhance our business, on acceptable terms. We expect the competition for acquisition candidates to continue to increase. There is no assurance that we will identify and compete for attractive acquisition candidates or complete acquisitions at reasonable purchase prices, in a timely manner or at all.

     To the extent we have to use cash consideration for acquisitions in the future, we may need to obtain additional financing. To the extent our management must devote significant time and attention to the integration of technology, operations, businesses and personnel as a result of these acquisitions, our ability to service current clients and win new clients may suffer. In addition, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies throughout our current and future acquisitions. We could also experience financial or other setbacks if any of the acquired businesses experienced problems in the past of which our management is not presently aware. For example, if an acquired business had dissatisfied customers or had any performance problems, our reputation could suffer as a result of our association with that business. In addition, we may experience disputes with the sellers of acquired businesses and may fail to retain key acquired personnel.

We May Face Difficulties Managing Our Growth Internally and as a Result of Acquisitions.

     Our recent growth has strained our managerial and operational resources. A key part of our strategy is to grow, both by hiring more personnel and through acquisitions, which will continue to strain our resources. To manage future growth, our management must continue to improve our operational and financial systems and expand, train, retain and manage our employee base. There can be no assurance that we will be able to manage our growth effectively. If our systems, procedures and controls are inadequate to support our operations, our expansion would be halted and we could lose our opportunity to gain significant market share.

The Trading Price of Our Common Stock May Decline if Operating
Results Fluctuate.

     Our operating results have fluctuated in the past, and may continue to fluctuate in the future, as a result of a variety of factors, many of which are outside of our control, including the timing of new projects; reductions, cancellations or completions of major projects; the loss of significant clients; the opening or closing of an office; our relative mix of business; changes in pricing by us or our competitors; employee utilization rates; changes in personnel; costs related to expansion of our business; increased competition; and marketing budget decisions by our clients. As a result of these fluctuations, we believe that period-to-period comparisons of our operating results cannot be relied upon as indicators of future performance. A high percentage of our expenses, including those related to employee compensation and facilities, are fixed. If the number and size of our projects decreases in any period, then our revenues and operating results may also decrease. In some quarters our operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the common stock would likely decline.

Loss of Key Management Personnel Could Adversely Affect Our Business.

     Our success depends largely on the skills of our key management and technical personnel, as well as key management and technical personnel of companies acquired by us. Several of our executive officers have recently joined us and many of our key personnel have worked together for a relatively short period. The loss of one or more of our key management and technical personnel may materially and adversely affect our business, results of operations and financial condition. Except for Glenn S. Meyers, we do not maintain key man insurance for any of our employees. We cannot guarantee that we will be able to replace any of such persons in the event their services become unavailable.

We Are Dependent on Our Ability to Recruit, Train and Retain Internet Solutions Professionals Who Are In Short Supply.

     We also believe continued hiring of new personnel will be required to support our business. Our success also depends in large part on our ability to identify, hire, train and retain Internet professionals who can provide the technical, strategic, creative, marketing and audience development skills required by clients. There is a shortage of qualified personnel and we compete with other companies for this limited pool. There is no assurance that we will be able to attract, train, or retain qualified personnel.

Competition For Internet Professional Services is Intense with Low Barriers to Entry.

     The market for Internet professional services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. While relatively new, the market is already highly competitive and characterized by an increasing number of entrants who have introduced or developed products and services similar to those offered by us. We expect competition not only to persist, but to increase. Increased competition may result in price reductions, reduced margins and loss of market share. Our competitors fall into several categories, including Internet service firms, technology consulting firms, technology integrators, strategic consulting firms, and in-house information technology, marketing and design departments of our potential clients. Most of our current and potential competitors have longer operating histories, larger installed customer bases, greater name recognition, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than we do. At any time our current and potential competitors could increase their resource commitments to our markets. The barriers to entry into our business are also relatively low. As a result, we expect to face additional competition from new market entrants in the future. The market for our services is rapidly evolving and is subject to continuous technological change. As a result, our competitors may be better positioned to address these developments or may react more favorably to these changes. We compete on the basis of a number of factors, including the attractiveness of the Internet professional services offered, the breadth and quality of these services, creative design and systems engineering expertise, pricing, technological innovation, and understanding clients' strategies and needs. Many of these factors are beyond our control. Existing or future competitors may develop or offer strategic Internet services that provide significant technological, creative, performance, price or other advantages over the services offered by us.

Our Fixed-Price Contracts Involve Financial Risk.

     Most of our contracts are currently on a fixed-price basis, rather than a time and materials basis. Further, the average size of our contracts is currently increasing, which results in a corresponding increase in our exposure to the financial risks of fixed price contracts. We assume greater financial risk on fixed-price contracts than on time and materials engagements. We have only a limited history in estimating our costs for our engagements, particularly for larger projects. We have had to commit unanticipated resources to complete some of our projects, resulting in lower gross margins on such contracts. We may experience similar situations in the future. In addition, we typically assume the fixed-price contracts of the companies we acquire. If we fail to estimate accurately the resources and time required for an engagement, to manage client expectations effectively or to complete fixed-price engagements within our budget, on time and to our clients' satisfaction, we would be exposed to cost overruns, potentially leading to losses on these engagements.

     In addition, we recognize revenues from fixed-fee contracts based on our estimate of the percentage of each project completed in a reporting period. To the extent our estimates are inaccurate, the revenues and operating profits, if any, we report for periods during which we are working on a project may not accurately reflect the final results of the project and we would be required to make adjustments to such estimates in a subsequent period.

We Generally Do Not Have Long-Term Contracts and the Need to Establish Relationships with New Clients Creates an Uncertain Revenue Stream.

     Our clients generally retain us on a project by project basis, rather than under long-term contracts. As a result, a client may or may not engage us for further services once a project is completed. Establishment and development of relationships with additional companies and other corporate users of information technology is an important component of our success. The absence of long-term contracts and the need for new clients create an uncertain revenue stream. A client which accounts for a significant portion of our revenues in a given period may not generate a similar amount of revenues, if any, in subsequent periods. There is no assurance that we will be able to add new major clients or to secure new engagements with existing clients. In addition, some of our existing clients may unilaterally reduce the scope of, or terminate, existing projects. There is no assurance that we will be able to maintain our business relationship or avoid a material reduction in the use of our services by any of our significant existing clients.

Developing and Strengthening Our Brand is Essential to Our Success.

     We believe that maintaining and strengthening the Rare Medium brand is an important aspect of attracting and maintaining clients. The importance of brand recognition will increase as competition in the market for Internet professional services increases. Building a brand requires a successful marketing effort and successful delivery of product to clients. A single engagement involving client dissatisfaction could tarnish the perception of Rare Medium as a whole despite any efforts to maintain and strengthen the Rare Medium brand name. There can be no assurance that the strategy adopted and expenses incurred by us will result in a stronger brand.

Our Success Depends Upon Key Strategic Relationships.

     We have established key strategic relationships with Microsoft, Macromedia, IBM, Oracle, Vignette and Advanced Technology Group which can be terminated on short notice. The loss of any of these or other strategic relationships would deprive us of the opportunity to: (i) gain early access to leading-edge technology, (ii) cooperatively market products with the vendor, (iii) cross-sell additional services, and (iv) gain enhanced access to vendor training and support.

Our Business Depends on the Growing Demand for Internet Solutions.

     Because we are in the business of providing Internet solutions, our future success depends on the continued expansion of, and reliance of consumers and businesses on, the Internet and related technical solutions. The Internet may not be able to support an increased number of users or an increase in the volume of data transmitted over it. As a result, the performance or reliability of the Internet may be adversely affected as use increases. The improvement of the Internet in response to increased demands will require timely improvement of the high speed modems and other communications equipment that form the Internet infrastructure. The Internet has already experienced outages and delays as a result of damage to portions of its infrastructure. The effectiveness of the Internet may also decline due to delays in the development or adoption of new technical standards and protocols designed to support increased levels of activity. There can be no assurance that the infrastructure, products or services necessary to maintain and expand the Internet will be developed.

Our Success Depends on our Ability to Adapt to Technological Innovations.

     Our continued success depends, in part, on our ability to keep pace with rapid technological change, new products and services embodying new processes and technologies and industry standards and practices. Failure to respond to these changes could render our existing service practices and methodologies obsolete. There can be no assurance that we will respond quickly, cost-effectively or sufficiently to these developments.

Potential Misappropriation of Intellectual Property and Proprietary Information.

     We limit access to and distribution of our proprietary information, as well as proprietary information licensed from third-parties. Our management cannot ensure that these strategies will be adequate to deter misappropriation of our proprietary information and material.

     Despite efforts to protect our intellectual property, we also face the risk of undetected misappropriation of our proprietary information or materials; development of similar technologies by our competitors; unenforceability of the non-competition agreements entered into by our key employees; and infringement claims, even if not meritorious, against us. If any of these risks materialize, we could be required to pay significant amounts to defend our rights or to pay damages, and our managerial resources could be diverted.

We May be Subject to Legal Liability to Our Clients.

     Many of our engagements involve the development and implementation of Internet solutions that are important to our clients' businesses. Our failure or inability to meet a client's expectations in the performance of services could injure our business reputation or result in a claim for substantial damages against us regardless of our responsibility for such failure. In addition, the services we provide for our clients may include confidential or proprietary client information. Although we have implemented policies to prevent such client information from being disclosed to unauthorized parties or used inappropriately, any such unauthorized disclosure or use could result in a claim against us for substantial damages. Our contractual provisions attempting to limit such damages may not be enforceable in all instances or may otherwise fail to protect us from liability for damages. Moreover, we do not currently have errors and omissions insurance.

Our Systems May Not Be Year 2000 Compliant.

     The "Year 2000 Issue" refers to the problem of many computer programs using the last two digits to represent a year rather than four digits (i.e., "99" for 1999). Some of the computer programs used by us may have date-sensitive software that may not operate properly when dealing with years past 1999, which is when "00" will represent the year 2000. To the extent that this situation exists, there is a potential for computer system failure or miscalculations, which could cause a disruption of operation of that program. The problem is not limited to computer software, since some equipment may have date-sensitive processors that may not be able to properly use dates after the year 1999.

     We have appointed a Year 2000 Task Force to perform an audit, which consists of analysis and testing, to assess the scope of our risks and bring our applications into compliance. Based upon conclusions from the analysis and findings to date, we believe most of our applications and those of our vendors, customers and clients are Year 2000 compliant, and that expenditures to correct any deficiencies not yet identified would not be significant. We are in the testing stage of our audit. However, no assurance can be given that any or all of our or third party systems are or will be Year 2000 compliant or that the costs required to address the Year 2000 issue or the impact of a failure to achieve substantial Year 2000 compliance will not have a material adverse effect on our financial condition or results of operations.

The Market Price of Our Common Shares May be Highly Volatile.

     Stock prices of growth companies such as ours may fluctuate widely, often for reasons that are unrelated to the actual operating performance of the particular company. In addition, the market price of the common stock is subject to significant fluctuation due to (i) variations in stock market conditions,
(ii) changes in financial estimates by securities analysts or by our failure to meet estimates, (iii) variations in quarterly operating results, (iv) general conditions effecting all participants in our industry, (v) announcements by us or our competition, (vi) regulatory developments, and (vii) economic or other external factors.

Our Business is Subject to General Economic Conditions.

     Our revenues and results of operations will be subject to fluctuations based upon the general economic conditions in the United States and, to a lesser extent, abroad. If there is a general economic downturn or a recession in the United States, we expect that business enterprises, including our customers and potential customers, would substantially and immediately reduce their budgets or delay implementation of Internet-based business solutions. A deterioration in existing economic conditions could therefore materially and adversely affect our business, results of operations and financial condition.

Governmental Regulation of the Internet Could Impact our Operations.

     Currently, we are not subject to any direct governmental regulation other than the securities laws and regulations applicable to all publicly owned companies, and laws and regulations applicable to businesses generally. Few laws or regulations are directly applicable to access to, or commerce on, the Internet. Due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet. Any new legislation could inhibit the growth in use of the Internet and decrease the acceptance of the Internet as a communications and commercial medium, which could in turn decrease the demand for our services or otherwise have a material adverse effect on our future operating performance.

We Do Not Intend to Pay Dividends in the Foreseeable Future.

     We have not paid a cash dividend on our common stock and currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future.

The Issuance of Preferred Stock or Additional Common Stock May Adversely Impact Shareholders.

     Our Board of Directors has the authority to issue up to 10,000,000 shares of our preferred stock, $.01 par value per share, and to determine the terms, including voting rights, of those shares without any further vote or action by our stockholders. The voting and other rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We have agreed to issue Series A Convertible Preferred Stock and Series B Preferred Stock to Apollo Investment Fund IV, L.P. and several other purchasers as discussed under the heading "Recent Developments - Agreement with Apollo Investment Fund IV, L.P." appearing on page 15 of this prospectus. Similarly, our Board may, under general circumstances, issue additional shares of common stock without any further vote or action by stockholders, which would have the effect of diluting common stockholders. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where the common stock or preferred stock is used to acquire the assets or stock of another company. Our stockholders have approved an increase in the authorized shares of common stock from 50,000,000 shares, to 200,000,000 shares at a Special Meeting of Stockholders held on March 16, 1999. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

Anti-Takeover Provisions Could Make a Third-Party Acquisition of Us Difficult.

     We are a Delaware corporation. The Delaware General Corporation Law contains provisions which could have the effect of making it more difficult for a third party to acquire control of us. In addition, our stockholders have approved an amendment to our certificate of incorporation to provide for a classified board, with each board member serving a staggered three year term, at a special meeting of stockholders held on March 16, 1999. The existence of a classified board of directors could make it more difficult for a third-party to acquire control of us.

Shares Eligible for Future Sale.

     As of April 30, 1999, there were 35,965,923 shares of common stock outstanding, of which approximately 9.0 million shares constituted "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act of 1933. Such restricted shares may be sold by the holders of such shares, subject to any applicable restrictions under Rule 144. In addition, as of April 30, 1999, there were outstanding options to purchase approximately
9.0 million shares of common stock, of which options to purchase approximately
3.2 million shares of common stock were currently exercisable. Approximately 3.7 million additional shares of common stock were reserved for issuance under our stock option plans, including our 1998 Long-Term Incentive Plan. The shares underlying outstanding options, including the shares offered by this prospectus, and the remaining 3.5 million shares which are reserved for issuance under our 1998 Long-Term Incentive Plan are covered by effective registration statements. As of April 30, 1999, we also had outstanding warrants to purchase approximately 315,000 shares of common stock (excluding the warrants issued to Capital Ventures International discussed in the following paragraph), all of which were currently exercisable. All of the underlying shares of common stock under the warrants have customary piggyback registration rights. See "Recent Developments -- Agreement with Apollo Investment Fund IV, L.P."

     Effective January 28, 1999, we sold an 8% Convertible Debenture in the principal amount of $3.5 million to Capital Ventures International, which together with accrued interest, is currently convertible into common stock at a conversion price equal to $5.27 per share. After July 27, 1999 such Convertible Debenture will be convertible at a variable rate, but in no event less than $2.49 per share. In addition, we issued a Warrant to purchase 404,625 shares of Common Stock at an exercise price of $5.27 per share, subject to reset. Currently, we have an agreement in principle with Capital Ventures International to sell to it additional 8% Convertible Debentures in the principal amount of $2.5 million at the same conversion rate, together with additional Warrants to purchase 289,017 shares of common stock at the same exercise price and, immediately following such sale, to exchange such Convertible Debentures and Warrants, together with the $3.5 million 8% Convertible Debentures and Warrants originally sold to Capital Ventures International, for an aggregate of approximately 1.6 million shares of common stock of Rare Medium Group, Inc. All of the shares under the Convertible Debentures and Warrants have certain registration rights. We have filed with the SEC a registration statement to register 2,500,000 of such shares under the Securities Act of 1933 pursuant to those registration rights. If the proposed exchange with Capital Ventures International is consummated, such registration statement would be amended to cover only those shares of common stock issued to Capital Ventures International in exchange for its Convertible Debentures and Warrants. As of the date of this prospectus, such registration statement has not been declared effective.

     Possible or actual sales made under Rule 144 or pursuant to registration or other exemptions from registration under the Securities Act of 1933, of the aforementioned shares of common stock may have an adverse effect upon the market price of the common stock.

                                   THE COMPANY

     Currently, through our wholly-owned subsidiary, Rare Medium, Inc. and our other subsidiaries, we provide Internet professional services and other Internet related products and services primarily to large and medium sized businesses, including Fortune 500 companies. Such services focus on helping clients develop Internet strategies, improve business processes and develop interactive content using Internet-based technologies by providing clients with Internet business strategy consulting, marketing, creative design and development needs analysis, architecture planning, Internet, Intranet and Extranet solutions, hosting and maintenance. In addition, prior to April 15, 1998, we had been principally engaged in the design, development, manufacture and marketing of desiccant-based climate control systems. Through a series of transactions during 1998, we acquired Rare Medium, Inc. and our other operating subsidiaries and divested ourself of our desiccant-based air conditioning systems operations. Providing Internet professional services and other Internet related products and services is our sole business.

     The mailing address and telephone number of our principal executive office is 44 West 18th Street, 6th Floor, New York NY 10011, (212) 634-6950.

                               RECENT DEVELOPMENTS

The Acquisition of Rare Medium, Inc.

     On April 15, 1998, we acquired by merger all of the stock of Rare Medium, Inc., a privately held New York corporation. Rare Medium, Inc. is an Internet professional services company engaged in the design, delivery and implementation of Internet web site applications and strategies, with its principal offices located in New York City. Total consideration for the purchase was approximately $46.2 million, consisting of a combination of $10 million in cash, 4,269,300 shares of common stock of Rare Medium Group, Inc. in a private placement of securities, and the balance in a secured promissory note dated April 15, 1998 (the "Rare Medium Note").

The Rare Medium Noteholders.

     In connection with exchange agreements between Rare Medium Group, Inc. and several of the holders of the Rare Medium Note, effective December 31, 1998, in a private placement of securities we issued an aggregate of 2,951,814 shares of common stock to such note holders in exchange for their beneficial interest in $11,773,881 of the original principal amount of the Rare Medium Note and accrued and unpaid interest thereunder through December 31, 1998.

     Pursuant to an exchange agreement between Rare Medium Group, Inc. and two employees of the company effective April 5, 1999, we (a) amended such employee's employment agreements and (b) issued an aggregate of 963,052 shares of common stock to such employees in exchange for their beneficial interest in $3,987,031 of the original principal amount of the Rare Medium Note.

     As a result of these transactions, there is a remaining principal balance of $6,439,066 payable under the Rare Medium Note, which bears interest at the prime rate, payable semi-annually, with principal due in two equal installments on April 15, 2000 and April 15, 2001.

The Acquisition of I/O 360, Inc. and DigitalFacades Corporation.

     On August 14, 1998, we acquired by merger all of the stock of I/O 360, Inc., a privately held New York corporation, and DigitalFacades Corporation, a privately held California corporation . I/O 360 and DigitalFacades are Internet professional services companies engaged in the design, delivery and implementation of Internet web site applications and strategies. In consideration of the purchase of I/O 360, we issued 786,559 shares of common stock in a private placement of securities valued at $3.0 million (based on the average closing price per share of our common stock for the 15 trading days during the period from August 3, 1998 through August 21, 1998, inclusive, as reported in The Wall Street Journal). In consideration for the purchase of DigitalFacades, we issued 719,144 shares of common stock valued at $3.0 million (based on the average closing price per share of our common stock for the 20 trading days prior to August 13, 1998, as reported in The Wall Street Journal).

The Sale of a Majority of its Partnership Interests in Fresh Air Solutions, L.P.

     On October 14, 1998, through our wholly-owned subsidiary, ICC Desiccant Technologies, Inc. (now known as Investment Holding Co.), we completed the sale of a majority of our partnership interests in Fresh Air Solutions, L.P. ("FAS") for total consideration of $1,500,000, of which $1,125,000 was paid in cash and $375,000 was paid by delivery of an unsecured promissory note issued by FAS. In addition, the unaffiliated investment entity that purchased the FAS partnership interests also assumed all liabilities of FAS which were known to two members of management of FAS or which otherwise arose on or after November 18, 1997, regardless of whether they were known to such management. As a result of the sale of partnership interests, Investment Holding Co. retained, as its sole asset, a 32.4% passive investment limited partnership interest in FAS.

     Subsequent to the sale of the partnership interests referred to above, FAS redeemed the 10% limited partnership interest in FAS held by Engelhard Corporation in exchange for the 20% limited partnership interest in Engelhard Hexcore, L.P. held by FAS and $1 million in cash. As a result, Investment Holding Co.'s interest in FAS has been increased to a 36% limited partnership interest.

The Private Placement of Convertible Debentures and Warrants to Capital Ventures International.

     Pursuant to the terms of a Securities Purchase Agreement, dated as of January 28, 1999, Capital Ventures International agreed to purchase from us in a private placement of securities, in two tranches, 8% Convertible Term Debentures in the aggregate principal amount of $6,000,000 (the "Convertible Debentures") and five year warrants to purchase an aggregate of 693,642 shares of common stock at an exercise price of $5.27 per share, subject to reset (the

"Warrants"). The first tranche of the transaction closed January 28, 1999, at which time Capital Ventures International purchased Convertible Debentures in the aggregate principal amount of $3,500,000 and Warrants to purchase 404,625 shares of common stock. The term of the Convertible Debentures is four years. The principal amount of the Convertible Debentures plus accrued interest thereon at 8% per annum are convertible, at the option of the Selling Securityholders, into shares of common stock at conversion price equal to $5.27 per share until July 27, 1999 (unless certain events occur earlier) and, thereafter, at a per share price equal to the lowest of (i) $5.27, (ii) 105% of the average closing bid price of the common stock for the lowest two trading days during the 15 trading days ending on July 27, 1999, and (iii) 92% of the average closing bid price of the common stock for the lowest two trading days during the 15 trading days ending on the trading day immediately preceding the applicable conversion date, but in no event less than $2.49 per share, subject to adjustment (the "Floor Price"). In the event that the common stock trades below the Floor Price for a certain period of time, we have the right to prepay the Convertible Debentures at an amount equal to 120% of principal plus accrued interest. Except under limited circumstances, Capital Ventures International is not entitled to convert the Convertible Debentures or exercise the Warrants to the extent that the shares to be received by Capital Ventures International upon such conversion or exercise would cause Capital Ventures International to beneficially own more than 4.9% of the outstanding common stock.

     The purchase of the remaining 8% Convertible Debentures in the principal amount of $2.5 million and Warrants by Capital Ventures International is subject to the timely satisfaction of conditions to the closing of the second tranche. Currently, we have an agreement in principle with Capital Ventures International to sell to it such Convertible Debentures at the same conversion rate and such additional Warrants to purchase 289,017 shares at the same exercise price for $2.5 million and, immediately following the sale, to exchange such Convertible Debentures and Warrants, together with the $3.5 million Convertible Debentures and Warrants originally sold to Capital Ventures International, for an aggregate of approximately 1.6 million shares of common stock of Rare Medium Group, Inc. Currently, we are negotiating a definitive agreement with respect to such second tranche and the proposed exchange and no assurance can be given that such transactions will be consummated.

Agreement with Apollo Investment Fund IV, L.P.

     On May 7, 1999, we entered into definitive agreements with Apollo Investment Fund IV, L.P., pursuant to which we have agreed to sell 150,000 shares of Series A Convertible Preferred Stock for $15 million and 720,000 shares of Series B Preferred Stock for $72 million to Apollo Investment Fund IV, L.P. and several other purchasers. We anticipate that closing will occur on or before May 31, 1999, subject to the satisfaction of closing conditions. The Series A Convertible Preferred Stock acquired at closing will have full voting rights together with the common stockholders equal to approximately 17% of our outstanding common stock. The Series B Preferred Stock will have no voting rights, subject to our obtaining stockholder approval of the conversion of the Series B Preferred Stock into Series A Convertible Preferred Stock within a certain period, as discussed below. In order to comply with the Nasdaq National Market listing requirements, which in certain cases require stockholder approval of issuances of common stock or securities convertible into or exercisable for common stock in an amount equal to 20% or more of the common stock or voting power of an issuer outstanding before the issuance, the agreements with the purchasers require us to obtain stockholder approval of the conversion of the non-voting Series B Preferred Stock into Series A Convertible Preferred Stock. Upon such conversion, the aggregate Series A Convertible Preferred Stock outstanding will have full voting rights together with the common stockholders equal to approximately 43% of our outstanding common stock. The $72 million received as consideration for the Series B Preferred Stock will be held in escrow following closing pending receipt of stockholder approval of the conversion of the Series B Preferred Stock into Series A Convertible Preferred Stock. Upon obtaining such approval, the Series B Preferred Stock will automatically convert into Series A Convertible Preferred Stock without any further action. If such stockholder approval is not obtained within 120 days after closing, a majority of the holders of the Series B Preferred Stock will have the right to cause us to redeem the Series B Preferred Stock and have the $72 million held in escrow returned to them. In lieu thereof, the holders of Series B Preferred Stock will have other rights. There can be no assurance that the closing conditions will be satisfied or that the transaction contemplated by such definitive agreements will be consummated or, if consummated, that we would obtain such stockholder approval.

     Each share of Series A Convertible Preferred Stock will be convertible into a number of shares of common stock determined by dividing the liquidation preference of $100 per share, plus accrued and unpaid dividends, by the conversion price of $7.00. Each share of Series A Convertible Preferred Stock and Series B Preferred Stock will be entitled to preferred dividends, a liquidation preference, and will be issued with detachable warrants to purchase
13.5 shares of common stock at a variable strike price based on the then current market price of the common stock. At closing, the purchasers will also be issued warrants to purchase an aggregate of approximately 12 million shares of common stock at a strike price of $7.00 per share. For as long as Apollo Investment Fund IV, L.P. owns at least 25% of the securities acquired at closing, the holders of the Series A Convertible Preferred Stock, voting as a separate class, will have the right to elect three of the members of our Board of Directors and maintain at least 40% representation on the Board if the Board size is increased. In addition, such holders will have the right to elect a majority of the Board at any time upon the occurrence of certain events of non-compliance.

     We have retained Bear Stearns & Co. Inc. as our financial advisor in connection with the transaction contemplated with Apollo Investment Fund IV, L.P.

Nasdaq National Market Listing

     On April 22, 1999, we were notified by Nasdaq that it had determined to continue the listing of our common stock on the Nasdaq National Market provided that on or before June 30, 1999, we conduct our 1999 Annual Meeting of Stockholders and consummate the equity transaction contemplated with Apollo Investment Fund IV, L.P. In the event we fail to meet these requirements, and we are not otherwise in compliance with the Nasdaq listing requirements, Nasdaq may consider us for continued listing on the Nasdaq Small Cap Market or may determine to delist us.

Other Developments

     On February 25, 1999, we acquired the assets of Interface Alternatives, Inc. through a newly-formed subsidiary, iface.com, which is in the business of providing software and solutions for voice-over-internet protocol ("VOIP") for voice, video and fax communications via the Internet. We own 80% of the stock of iface.com and previous management of Interface Alternatives, Inc. owns the remaining 20%. As consideration for the assets of Interface Alternatives, Inc., which are currently estimated at $350,000, iface.com assumed the liabilities of Interface Alternatives, Inc., which are currently estimated at $250,000. In addition, we provided cash at closing to iface.com in the amount of $250,000 and a one-year line of credit in the amount of $250,000. The acquisition will be accounted for under the purchase method of accounting.

     On February 25, 1999, we signed a definitive agreement to acquire 100% of the outstanding stock of Internet Games Corporation, a privately held Delaware corporation. liveuniverse.com, as the business is now known, is a community and entertainment network which seeks to provide web masters and home page builders with major portal services such as chat rooms, message boards, greeting cards, guest books, traffic counters and mailing lists. As consideration for the acquisition, we issued 150,000 shares of common stock. The transaction has closed subsequent to March 31, 1999, and will be accounted for using the purchase method of accounting.

     On February 26, 1999, we signed a definitive agreement to acquire 100% of the outstanding stock of FS3 Interactive, Inc. FS3 creates Internet-based business solutions, including web marketing, design, programming, and E-commerce enabling solutions. As consideration for the purchase, we paid approximately $3.5 million by issuing 768,975 shares of common stock, which was determined based upon an agreed-upon formula equal to two times FS3's trailing twelve-month revenues divided by an agreed-upon share valuation. The transaction has been closed.

     On March 5, 1999, we signed a definitive agreement to acquire 100% of the outstanding stock of Big Hand, Inc. and its subsidiary CircumStance Inc. Big Hand creates Internet-based solutions, including web marketing, design, programming and E-commerce enabling solutions. As consideration for the purchase, we paid approximately $6.6 million by issuing 1,460,683 shares of common stock, which was determined based upon and agreed-upon formula equal to two times trailing twelve-month revenues of Big Hand and CircumStance divided by an agreed-upon share valuation. The transaction has been closed.

     On March 19, 1999, we signed a definitive agreement to acquire 100% of the outstanding stock of Hype! Inc., a Canadian corporation. Hype! is an Internet marketing and communications company. As consideration for the purchase, we issued 270,729 shares of common stock. The transaction has been closed.

     On March 16, 1999, we officially changed our name from ICC Technologies, Inc. to Rare Medium Group, Inc., increased our number of authorized shares of common stock from 50,000,000 to 200,000,000, adopted staggered terms for our directors, and received approval for our 1998 Long-Term Incentive Plan, by a stockholder vote approving such actions at a special meeting of stockholders.

     By agreement dated May 7, 1999, we agreed to acquire 100% of the outstanding stock of Struthers Martin, Inc. ("Struthers"), a privately held Georgia corporation. Struthers is a leader in Internet and network integration services and enterprise management, and has completed work for such organizations as IBM's Interactive Media Division, Bally Total Fitness, and Lucent Technologies. As consideration for the $6 million purchase price (which does not include the minimum $1.8 million of cash which must remain in Struthers at closing), we will issue 406,091 shares of common stock. The transaction will be accounted for using the purchase method of accounting.

                             SELLING SECURITYHOLDERS

     The shares of common stock offered by this prospectus represent those shares of common stock which may be acquired upon the exercise of the stock options granted to each of the executive officers of Rare Medium Group, Inc. named as a selling securityholder in the table below. We are registering these shares pursuant to "registration rights" granted to the selling securityholders in accordance with the terms of their stock options, however, our registration of these shares of common stock does not necessarily mean that the selling securityholders will sell all or any of their shares.

     The following table sets forth information regarding the beneficial ownership of the common stock of Rare Medium Group, Inc. as of April 23, 1999, by the selling securityholders.

     The information provided in the table below with respect to the selling securityholders has been obtained from the selling securityholders and our records. Because the selling securityholders may sell all or some portion of the shares of common stock beneficially owned by them, only an estimate (assuming the selling securityholders sell all of their shares offered hereby) can be given as to the number of shares of common stock that will be beneficially owned by the selling securityholders after this offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time since the date on which we obtained the information regarding the shares of common stock beneficially owned by them, all or a portion of the shares of common stock beneficially owned by them in transactions exempt from the registration requirements of the Securities Act of 1933.



                                     Number of Shares                           Number of Shares      Percentage of Common
Name of Selling                     Beneficially Owned    Number of Shares      Beneficially Owned     Stock Beneficially
Securityholders                    Prior to Offering (1)  Being Offered(9)      After Offering (2)    Owned After Offering
--------------------------------------------------------------------------------------------------------------------------
Glenn S. Meyers(3)                      1,921,274(4)              (5)              1,454,607                4.1%

John S. Gross (6)                          50,000(7)              (8)                 -0-                   -0-
--------------------------------------------------------------------------------------------------------------------------

     (1) Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Shares not outstanding but deemed beneficially owned by virtue of the right of a person or group to acquire them within 60 days are treated as outstanding only for purposes of determining the number of shares and percent owned by such person or group.

     (2) Assumes that all of the shares acquired upon exercise of the respective stock options held by the selling securityholders covered by this prospectus are sold in the offering.

     (3) The current Chairman of the Board, President and Chief Executive Officer of Rare Medium Group, Inc..

     (4) Includes 1,454,607 shares of common stock and the currently exercisable portion of Mr. Meyers' stock option referred to in Note 5 below.

     (5) The shares being offered hereby represent 2,000,000 shares of common stock which may be acquired upon exercise of the stock option granted to Glenn
S. Meyers pursuant to the terms of a Stock Option Agreement dated April 15, 1998 between Rare Medium Group, Inc. and Mr. Meyers, of which (i) the option to purchase 466,667 shares of common stock at an exercise price of $2.375 per share is fully vested and currently exercisable or will be exercisable within the next 60 days, and (ii) the option to purchase an additional 1,533,333 shares at an exercise price of $2.375 will vest and be exercisable ratably on a monthly basis through 4/15/03. The stock option was granted in connection with Mr. Meyers' Employment Agreement with Rare Medium dated April 14, 1998. Mr. Meyers' Employment Agreement provides him with a right to terminate his Employment Agreement upon a breach of such agreement or upon the occurrence of events constituting a "change in control" of Rare Medium Group, Inc., as defined therein, upon which Mr. Meyers would be entitled to receive, among other things, the cash value of all unexercised stock options (whether or not vested) or the cashless exercise value thereof.

     (6) The current Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary of Rare Medium Group, Inc.

     (7) Includes the currently exercisable portion of Mr. Gross' stock option referred to in Note 8 below.

     (8) The shares being offered hereby represent 150,000 shares of common stock which may be acquired upon exercise of the stock option granted to John S. Gross pursuant to the terms of a Stock Option Agreement dated September 18, 1998, between Rare Medium Group, Inc. and Mr. Gross, which option will vest and become exercisable 1/3 on May 12, 1999, 1/3 on May 12, 2000, and 1/3 on May 12, 2001, contingent on continued employment. Mr. Gross' stock option was granted to him under the Rare Medium Group, Inc. 1998 Long-Term Incentive Plan in connection with his employment by the company. Upon the occurrence of an event which constitutes a "change in control" of Rare Medium Group, Inc., as defined in his Stock Option Agreement, Mr. Gross' stock option will become fully vested and exercisable.

     (9) Pursuant to Rule 416 of the Securities Act of 1933, as amended, this prospectus also concerns such additional number of shares of common stock as may become issuable upon exercise of the stock options held by the selling securityholders as a result of stock splits, stock dividends and similar transactions.

                              PLAN OF DISTRIBUTION

     The shares of common stock may be offered from time to time by the selling securityholders or their donees, pledgees, transferees or other successors in interest for resale by this prospectus in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling securityholders may offer their shares of common stock in one or more of the following transactions:

     o   in brokerage transactions;

     o on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market;

     o   in the over-the-counter market;

     o   in private transactions;

     o   by pledge to secure debts and other obligations; or

     o a combination of any of the above transactions or by any other legally available means.

     If required, we will distribute a supplement to this prospectus to describe material changes in the terms of the offering.

     The shares of common stock described in this prospectus may be sold from time to time directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer shares of common stock to or through underwriters, broker/dealers or agents. The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of shares of common stock and any compensation received by any underwriter, broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

     Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling securityholders may not sell all of the shares. The selling securityholders may transfer, devise, or gift such shares by other means not described in this prospectus.

     To comply with the securities laws of various states and other jurisdictions the common stock must be offered or sold only through registered or licensed brokers or dealers. In addition, in various jurisdictions, the common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     Under the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock may not simultaneously engage in market-making activities with respect to the common stock for nine business days prior to the start of the distribution. In addition, the selling securityholders and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934 which may limit the timing of purchases and sales of common stock by the selling securityholders or any other such person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

     All expenses of this registration will be paid by us. These expenses include the SEC's filing fees and fees under the state securities or "blue sky" laws. The selling securityholders will pay all underwriting discounts and selling commissions, if any.

                                 USE OF PROCEEDS

     We will not receive any portion of the proceeds from the resale of the shares of common stock acquired upon exercise of the stock options by the selling securityholders. The terms of the stock options permit the selling securityholders to exercise their options on a cashless exercise basis. Accordingly, we will not receive cash proceeds from the exercise of the stock options, unless a selling securityholder elects not to exercise his cashless exercise rights pursuant to the terms of his option.

                                  LEGAL MATTERS

     The validity of the shares will be passed upon for us by Mesirov Gelman Jaffe Cramer & Jamieson, LLP, Philadelphia, Pennsylvania 19103-7598.

                                     EXPERTS

     The consolidated balance sheet as of December 31, 1998 and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows and financial statement schedule for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K of Rare Medium Group, Inc. for the year ended December 31, 1998 as amended on Form 10-K/A and on Form 10-K/A-2, have been incorporated in reliance on the report of KPMG LLP, independent accountants, which includes an explanatory paragraph that states that Rare Medium Group, Inc. has suffered net losses and losses from continuing operations, has a working capital deficiency, and has incurred accumulated losses through December 31, 1998. These factors raise substantial doubt about Rare Medium Group, Inc.'s ability to continue as a going concern. KPMG LLP's report is given on the firm's authority as experts in accounting and auditing.

     The consolidated balance sheet as of December 31, 1997 and the consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows of Rare Medium Group, Inc. for each of the two years in the period ended December 31, 1997 incorporated in this prospectus by reference to the Annual Report on Form 10-K of Rare Medium Group, Inc. for the year ended December 31, 1998, as amended on Form 10-K/A and on Form 10-K/A-2, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, which report includes an explanatory paragraph which refers to conditions that raise substantial doubt about Rare Medium Group, Inc.'s ability to continue as a going concern. PricewaterhouseCoopers LLP's report is given on the authority of said firm as experts in accounting and auditing.

     The balance sheets as of December 31, 1996 and 1997 and the statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997, of Engelhard/ICC, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Rare Medium Group, Inc. for the year ended December 31, 1998, as amended on Form 10-K/A and on Form 10-K/A-2, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants. PricewaterhouseCoopers, LLP's report is given on the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC public reference rooms in Washington DC, New York NY or Chicago IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington DC 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Specifically, we incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Annual Report on Form 10-K for the year ended December 31, 1998, as amended on Form 10-K/A and on Form 10-K/A-2;

     o   Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     o Current Reports on Form 8-K filed with the SEC on February 4, 1999, February 10, 1999, and April 29, 1999;

     o Definitive Proxy Statement for a Special Meeting of Stockholders held on March 16, 1999, filed with the SEC on February 17, 1999; and

     o The description of the common stock contained in our Registration Statement on Form 10 dated September 15, 1985 filed with the SEC under the Securities Exchange Act of 1934 (Commission File No. 0-12865).

     You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address:

                  John S. Gross, Senior Vice President, Chief Financial Officer, Treasurer, and Assistant Secretary
                  Rare Medium Group, Inc.
                  44 West 18th Street, 6th Floor
                  New York NY 10011
                  Telephone: (212) 634-6950
                  johng@raremedium.com

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We are not making an offer of these securities in any state where the offer is not permitted.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding our capital needs, business strategy, the listing of its common stock on the Nasdaq National Market, Year 2000 compliance, expectations and intentions. The words "believe," "anticipate," "expect," "estimate," "intend," and similar expressions identify forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, and our actual results could differ materially from those anticipated in the forward-looking statements, including those set forth below under "Risk Factors" and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The documents listed below are incorporated by reference in this Registration Statement and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

     (a) The Company's Annual Report on Form 10-K, as amended on Form 10-K/A, for the year ended December 31, 1998.

     (b) All other reports filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1998, including the following:

          (i) Current Report on Form 8-K dated December 31, 1998 in connection with the Rare Medium, Inc. Noteholder Exchange;

          (ii) Current Report Form 8-K dated January 28, 1999 in connection with the private placement of the Company's convertible debentures with warrants; and

          (iii) Definitive Proxy Statement dated February 17, 1999 in connection with the Company's Special Meeting of Stockholders held on March 16, 1999.

     (c) The description of the Common Stock of the Company is incorporated by reference to the Company's Registration Statement on Form 10 filed with the Commission on September 16, 1985 (Commission File No. 0-13865).

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company's Certificate of Incorporation contains a provision which limits the personal liability of directors to the Company or the stockholders for monetary damages for breach of fiduciary duty. The Certificate of Incorporation provides that a director of the Company shall not be personally liable for a breach of fiduciary duty as a director except for liabilities (i) for any breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for an unlawful dividend payment or an unlawful repurchase or redemption of stock, or
(iv) for any transaction from which the director derived an improper personal benefit.

The Company's Certificate of Incorporation also provides that the Company will indemnify and pay legal expenses and damages incurred by officers and directors in any legal action arising from their actions as agents of the Company as long as the officer or director had acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, or with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.

Nothing in these provisions eliminates a director's fiduciary duty to act with care, nor do they preclude a stockholder from pursuing injunctive or other equitable remedies.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits and Financial Statement Schedules

(a) Exhibits Required by Item 601 of Regulation S-K

The following table sets forth those exhibits filed pursuant to Item 601 of Regulation S-K:

      Exhibit      Description
      -------      -----------
        4(a)       Articles of Incorporation and Bylaws.(1)
        4(b)       Amendment to Articles of Incorporation changing name to
                   ICC Technologies, Inc.(2)
        4(c)       Amendment to Articles of Incorporation changing name to
                   Rare Medium Group, Inc.(3)
        4(d)       Rare Medium Group, Inc. 1998 Long-Term Incentive Plan.(4)
        4(e)       Form of Stock Option Agreement dated April 15, 1998 by and between ICC Technologies, Inc. and Glenn S. Meyers.(4)
        4(f)       Form of Stock Option granted September 18, 1998 by
                   ICC Technologies, Inc. to John S. Gross
        5          Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP(4)
       23(a)       Consent of KPMG, LLP
       23(b)       Consent of PricewaterhouseCoopers  LLP
       23(c)       Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP.
                   See Exhibit 5.(4)
       24          Power of Attorney (set forth on signature page hereto)(4)
----------
(1) Incorporated by reference from the Company's Form 10 filed on September 16, 1985 (Commission File No. 0-13865).

(2) Incorporated by reference from the Company's 8-K filed on June 12, 1990 (Commission File No. 0-13865).

(3) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999.

(4)  Previously filed.

Item 9. Undertakings

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 19th day of May, 1999.

                                 RARE MEDIUM GROUP, INC.


                                 By: /s/ Glenn S. Meyers
                                     ------------------------------------------
                                     Glenn S. Meyers, Chairman of the Board and
                                     President (Chief Executive Officer)


Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.


Signature                                 Title                               Date
---------                                 -----                               ----
/s/ Glenn S. Meyers               Chairman of the Board and               May 19, 1999
------------------------          President (Chief Executive Officer)
Glenn S. Meyers


                       (signatures continued on next page)


Signature                                 Title                               Date
---------                                 -----                               ----
/s/ John S. Gross                 Senior Vice President, Chief            May 19, 1999
------------------------          Financial Officer, Treasurer and
John S. Gross                     Assistant Secretary (Principal
                                  Financial and Accounting Officer)


/s/ Glenn S. Meyers               Director                                May 19, 1999
------------------------
Glenn S. Meyers,
as attorney-in-fact for
Jeffrey M. Killeen

/s/ Glenn S. Meyers               Director                                May 19, 1999
------------------------
Glenn S. Meyers,
as attorney-in-fact for
Richard T. Liebhaber

/s/ Glenn S. Meyers               Director                                May 19, 1999
------------------------
Glenn S. Meyers,
as attorney-in-fact for
Steven Winograd

                                  EXHIBIT INDEX

Exhibit        Description                                                  Page
-------        -----------                                                  ----
  4(a)         Articles of Incorporation and Bylaws.(1)
  4(b)         Amendment to Articles of Incorporation changing name to
               ICC Technologies, Inc.(2)
  4(c)         Amendment to Articles of Incorporation changing name to
               Rare Medium Group, Inc.(3)
  4(d)         Rare Medium Group, Inc. 1998 Long-Term Incentive Plan.(4)
  4(e)         Form of Stock Option Agreement dated April 15, 1998 by and between ICC Technologies, Inc. and Glenn S. Meyers.(4)
  4(f)         Form of Stock Option granted September 18, 1998 by
               ICC Technologies, Inc. to John S. Gross
  5            Opinion of Mesirov Gelman Jaffe Cramer & Jamieson, LLP(4)
 23(a)         Consent of KPMG, LLP
 23(b)         Consent of PricewaterhouseCoopers  LLP
 23(c)         Consent of Mesirov Gelman Jaffe Cramer & Jamieson, LLP.
               See Exhibit 5.(4)
 24            Power of Attorney (set forth on signature page hereto)(4)

----------
(1) Incorporated by reference from the Company's Form 10 filed on September 16, 1985 (Commission File No. 0-13865).

(2) Incorporated by reference from the Company's 8-K filed on June 12, 1990 (Commission File No. 0-13865).

(3) Incorporated by reference from the Company's Form 10-K for the fiscal year ended December 31, 1998, filed on March 31, 1999.

(4)  Previously filed.